Exhibit 99.1

CELATOR® PHARMACEUTICALS RAISES $32.5 MILLION

COMPLETING A $39.3 MILLION PRIVATE PLACEMENT FINANCING

Proceeds Will Support Phase 3 Study of CPX-351 in Acute Myeloid Leukemia

Princeton, New Jersey (April 30, 2013)—Celator Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company developing new and more effective therapies to treat cancer, today announced that it has raised $32.5 million in the final closing of a private placement of common stock and warrants to purchase common stock. Proceeds totaling $39.3 million, including $6.8 million from prior closings, have been raised in this financing and will support the late-stage clinical development of the Company’s lead investigational product, CPX-351 (cytarabine:daunorubicin) Liposome Injection. This financing is expected to fully fund the Company’s currently enrolling Phase 3 clinical study as first-line therapy in patients, 60-75 years of age, with secondary acute myeloid leukemia (AML).

The Phase 3 clinical study is designed as a 300 patient, randomized, controlled study comparing CPX-351 to conventional cytarabine and daunorubicin therapy (7+3) with a primary endpoint of overall survival. The Phase 3 study is based on results from a randomized, controlled, Phase 2b study in newly diagnosed AML patients, 60-75 years of age, presented at the American Society of Clinical Oncology conference in 2011.

The financing was led by Valence Life Sciences, LLC. Roth Capital Partners, LLC and National Securities Corporation acted as co-lead placement agents in connection with the institutional investors and certain accredited investors.

Scott Morenstein, Managing Director at Valence Life Sciences, will be joining the Board of Directors.

A total of 10,430,034 shares of common stock were sold at a price of $3.116 per share for aggregate gross proceeds of $32.5 million. Warrants to purchase 0.28 shares of common stock were issued for each share of common stock purchased. This raise is in addition to the $6.8 million in shares of common stock previously sold to accredited investors by National Securities, exclusive of $5.0 million invested by current stockholders of the Company, as the Company reported in its Form 10-K report for the year ended December 31, 2012. An additional 1,923,599 shares of common stock and corresponding warrants were issued at the final closing to certain existing stockholders of the Company who participated in earlier closings of this financing. The securities issued in this financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Valence Life Sciences

Valence Life Sciences is a New York and San Diego-based life sciences venture capital firm founded to focus on clinical development stage private and micro-cap public companies. The partners of Valence Life Sciences include: Founder Eric W. Roberts, Managing Director Jay Cecil, Founder Dr. A. Rachel Leheny and Managing Director Scott Morenstein. The team currently manages Valence Advantage Life Sciences Fund II and also manages the Caxton Advantage Life Sciences Fund which was formed in 2006 as a joint venture with Caxton Associates, the investment firm founded by Bruce Kovner.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Princeton, NJ, and Vancouver, BC, is a privately held pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, the company’s proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. The company pipeline includes two clinical stage products; CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia and CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; a preclinical stage product, CPX-571 (a liposomal formulation of irinotecan:cisplatin); and multiple research programs, including the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. For more information, please visit the company’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements may concern, among other things, Celator’s business strategy, the development and efficacy of Celator’s pharmaceutical products, regulatory approval of its products, the timelines and endpoints for clinical studies and new drug application submissions, estimated costs for completing the Phase 3 study, the ability to enroll patients in the Phase 3 study, the availability of manufactured batches for the Phase 3 study, the estimated funds required to complete the Phase 3 study, the market opportunity for Celator’s products and estimated potential revenues, the development of a trading market for Celator’s common stock and future financial and operating results. Additional information that may affect Celator’s business and financial prospects, as well as factors that would cause Celator’s actual performance to vary from its expectations, including risk factors and cautionary statements, may be found in Celator’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

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CONTACTS:

Media:

Mike Beyer

Sam Brown, Inc.

773-463-4211

beyer@sambrown.com

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